            FOR IMMEDIATE RELEASE
Date:   October 25, 2005
Contact:        Patricia E. Hoch, Corporate Secretary
                                (717)920-5811  Fax: (717)920-1683

COMMUNITY BANKS, INC. DECLARES
INCREASED FOURTH QUARTER CASH DIVIDEND AND
APPROVES STOCK REPURCHASE PROGRAM

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc. (Community), the parent company of CommunityBanks, has declared an increased quarterly cash dividend of $.20 per share payable January 3, 2006 to shareholders of record on December 20, 2005.

The Board also approved a Stock Repurchase Program under which Community may repurchase up to 750,000 shares of the company’s outstanding common stock. These shares will be used for general corporate purposes including the issuance of stock to participants in the company’s stock option plans and the employee stock purchase plan. Community has substantially completed the Stock Repurchase Program approved by the Board on August 16, 2005.

Community Banks, Inc. recently reported the initial quarter of combined operating results following its July 1 merger with Blue Ball Bank. Community reported record net income of $10.3 million in the third quarter of 2005, an increase of 83% over the same year-ago period.

Primarily as a result of the merger, total loans grew 82%, while total assets and deposits grew 68% and 70% respectively. Loans are now at $2.2 billion at September 30, 2005, while deposits stand at over $2.2 billion.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.